Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement dated October 29, 2021 on Form S-8 of our report dated April 25, 2019 (April 29, 2021, as to the effects of homogenous currency changes and the application of IFRS 5 as discussed in Notes 2.2 and 42) relating to the financial statements of Loma Negra Compañía Industrial Argentina Sociedad Anónima (the “Company”), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2020.

/s/ DELOITTE & CO. S.A.

Autonomous City of Buenos Aires, Argentina

October 29, 2021